Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the reference to our firm under the caption “Experts” and to the use of (i) our report dated September 5, 2007 with respect to the carve out financial statements of Quest Energy Partners, L.P. Predecessor, (ii) our report dated September 5, 2007 with respect to the balance sheet of Quest Energy Partners, L.P., and (iii) our report dated September 5, 2007 with respect to the consolidated balance sheet of Quest Energy GP, LLC, in the Registration Statement on Form S-1 and related Prospectus of Quest Energy Partners, L.P. dated September 6, 2007.
/s/ Murrell, Hall, McIntosh & Co PLLP
Oklahoma City, Oklahoma
September 6, 2007